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                                                                   EXHIBIT 23(a)




                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 27, 1995, which appears on page 30 of the 1994 Annual Report to Shareholders of Kmart Corporation and its subsidiary companies, which is incorporated by reference in Kmart Corporation's Annual Report on Form 10-K for the year ended January 25, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 11 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/  PRICE WATERHOUSE LLP


200 Renaissance Center
Detroit, Michigan


March 22, 1996